Exhibit 99.1

1440 E Missouri Avenue, Suite C-175 - Phoenix, AZ 85014

Phone: Arizona: (602) 264-1375 - Fax: (602) 264-1397

Southern Copper Corporation Reports

Second Quarter and Six Month 2011 Results

July 29, 2011 - Southern Copper Corporation (NYSE and BVL: SCCO)

•      Second quarter 2011 (“2Q11”) sales were $1,801.5 million, 53.6% higher than the $1,173.2 million in the 2Q10.  First half 2011 (“1H11”) sales were $3,403.5 million, 42.3% higher than the $2,392.6 million in the 1H10.  These increases were mainly the result of higher metal prices and higher copper sales volume principally from Buenavista production.

•      EBITDA in 2Q11 was $1,078.3 million, compared to $603.2 million in the 2Q10, an increase of $475.1 million or 78.8% higher.  EBITDA in 1H11 was $1,911.1 million, compared to $1,282.9 million in the 1H10, an increase of $628.2 million or 49.0% higher.

•      Net income for the 2Q11 was $658.0 million, 110.0% higher than the $313.4 million in the 2Q10.  Net income for the 1H11 was $1,136.4 million, 63.1% higher than the $696.6 million in the 1H10.

•      Copper mined production in the 2Q11 increased by 28.8% to 146,241 tons compared to 113,537 tons in the 2Q10.  This increase was mainly the result of 45,588 tons of production at our Buenavista mine, which restored full capacity production in the second quarter. Anodes, cathodes and rod production increased by 14.8%, 27.1% and 62.7%, respectively, in the 2Q11 compared to the same period of 2010.

•      Operating cash cost per pound of copper, net of by-product credits, was 36.7 cents per pound in the 2Q11, compared with 24.3 cents per pound in 1Q11.  This 12.4 cents increase in unitary cash cost is the result of 18% higher copper production.  In the 2Q11 the Company had total by-product credits of $409.6 million equivalent to $1.31 per pound, which compares favorably to the $379.5 million equivalent to $1.42 per pound by-product credits in the 1Q11.

•      As of today, we have at Buenavista operations a work force of 4,800 workers that are operating the mine and plants, as well as developing the $3.7 billion growth program the Company has for this unit. This program is expected to increase Buenavista´s production capacity from 180,000 tons of copper per year to over 450,000 tons, contributing to the well-being of the town of Cananea and the Sonora state through salaries, taxes and social programs. As part of the new era in the development of the Buenavista mine, on June 6, 2011, the Confederation of Mexican Workers (“CTM”) was granted the collective bargaining agreement for the Buenavista Union.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

•      On July 28, 2011, the Board of Directors authorized an increase in the Share Repurchase Program from $500 million to $1,000 million.  The Board also confirmed the Company acquisition of 4.6 million shares of its common shares at a cost of $148.0 million in June 2011.

•      On June 23, 2011, the Company’s Mexican subsidiary Buenavista obtained the 2010 Sonora Philanthropy Award.  This award recognizes the Company’s efforts over the past three years in strengthening its responsibility and commitment for the social development in the town of Cananea through the development of sports, educational, scientific and cultural programs for the people of Cananea.

•      On July 28, 2011, the Board of Directors authorized a dividend of 62 cents per share to be paid on August 31, 2011 to the Company’s shareholders of record at the close of business on August 17, 2011.

Commenting on recent Company events, German Larrea, Chairman of the Board said, “A year after the recovery of the Buenavista facility we are now working at full capacity and focused on Buenavista’s growth projects through our aggressive investment program which is underway and will be completed in two phases, the first in 2013 and the second phase in 2015”.

“At the beginning of 2011 Southern Copper approved a capital budget of $2.6 billion investment program to increase copper production in Peru by 292,000 tons, taking its current 355,000 ton production to 647,000 tons. This program includes the Tia Maria greenfield project, the expansion of the current operations of Toquepala and Cuajone and other investments to enhance the value contribution of the Peruvian operations. Our Company has concluded the studies and assessments for these investments and is ready to initiate the construction phase with confidence that the new government will guarantee social stability, the rule of law and a stable and competitive tax regime.”

“The above-mentioned conditions are particularly important in the case of the Tia Maria project. Southern Copper has repeatedly stated that the water to be used in the project will be transported from the ocean through a 30 kilometer pipeline after its desalinization, so there will be no fresh water utilization which makes evident that the argument that the project will affect availability of fresh water for agricultural use is false and that there is no real reason to oppose the project.  With respect to the activist argument that the project will cause pollution, the Company has also repeatedly provided evidence that the project complies with the most strict and burdensome international environmental standards and does not pollute in any way the air, soil, water or underground water.”

“The Tia Maria project comprises an investment of over $1,000 million, which will generate 4,000 new jobs during the construction phase and 4,100 direct and indirect permanent jobs. The estimated annual production of the project is 120,000 tons of copper cathodes, all obtained through a leaching process (SXEW). The project would significantly increase Peruvian exports and generate important contributions to the Peruvian economy

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come through income taxes and mining royalties, as well as payroll taxes, custom duties, mining rights and other levies.  In addition, the Company plans to invest in social responsibility programs in the Arequipa region similar to those established in the communities nearby the current Peruvian operations of Toquepala, Cuajone and Ilo.”

“Regarding the possibility of additional taxation in Peru, we are confident that the Government will maintain and provide its international competitiveness within the worldwide mining industry. Southern Copper and the mining industry have been contributing significantly with taxes to Peru’s economic development and this contribution has increased as metal prices have improved in recent years. Clear evidence that a “windfall tax” is already in place as tax payments made have increased with the metal prices.  As a reference, in the year 2000, when copper prices averaged 82 cents per pound, the Company paid $58.3 million to the Peruvian state and local governments in taxes and other contributions while in 2010, when copper prices averaged $3.42 per pound, the Company paid to the Peruvian state, regional and local governments and communities a total of $635.2 million.”

“Once again current international economic conditions are uneasy.  Over the past few weeks the market has been focusing on global growth concerns and worries over the European and Chinese economies.  Even under these difficult circumstances, the copper market fundamentals are still excellent. We are confident that our low cost leadership and solid financial position will provide us an advantage to lead under these challenging market conditions.”

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

SUMMARY FINANCIAL TABLE

	Second Quarter				Year to Date
			Variance				Variance
	2011	2010	$	%	2011	2010	$	%
	(in millions except per share amount and %s)

Sales	$1,801.5	$1,173.2	$628.3	53.6%	$3,403.5	$2,392.6	$1,010.9	42.3%
Cost of sales	696.0	531.5	164.5	31.0%	1,432.8	1,042.5	390.3	37.4%
Operating income	998.7	540.4	458.3	84.8%	1,761.5	1,149.1	612.4	53.3%
EBITDA (1)	1,078.3	603.2	475.1	78.8%	1,911.1	1,282.9	628.2	49.0%
EBITDA margin	59.9%	51.4%	8.4%	16.4%	56.2%	53.6%	2.5%	4.7%
Net Income	$658.0	$313.4	$344.6	110.0%	$1,136.4	$696.6	$439.8	63.1%
Net income margin	36.5%	26.7%	9.8%	36.7%	33.4%	29.1%	4.3%	14.7%
Income tax & royalties	$335.5	$200.5	$135.1	67.4%	$588.3	$416.6	$171.8	41.2%
Income per share	$0.78	$0.37	$0.41	110.2%	$1.34	$0.82	$0.52	63.2%
Capital expenditures	$110.7	$92.9	$17.8	19.2%	$183.6	$168.3	$15.3	9.1%
Exploration	$8.1	$10.1	$(2.0)	(19.8)%	$15.4	$18.5	$(3.1)	(16.8)%

Production

Copper mined production in the 2Q11 increased by 28.8% to 146,241 tons compared to 113,537 tons in the 2Q10.  This increase was mainly the result of 45,588 tons of production at our Buenavista mine, which restored full capacity production in the second quarter. Anodes, cathodes and rod production increased by 14.8%, 27.1% and 62.7%, respectively, in the 2Q11 compared to the same period of 2010.  Rod production increased due to higher demand, allowing the Company to gain copper premiums over the spot price.

Molybdenum production increased by 5.3% to 4,502 tons in the 2Q11 compared to the 4,274 tons in 1Q11 due to higher production at the La Caridad and Toquepala mines partially offset by lower production at Cuajone.

Silver mine production increased by 9.7% in the 2Q11 to 3.2 million ounces from 2.9 million ounces in the 1Q11 and by 2.5% from 3.1 million ounces in 2Q10.  These increases were principally the result of higher production at the Buenavista mine and at the Charcas and Santa Eulalia mines, which partially restored silver production.

Zinc mine production in the 2Q11 increased 6.9% to 21,366 tons from 19,995 tons in the 1Q11 principally due to higher grade at the Charcas mine.

(1)  http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Capital Expenditures

The Company’s capital expenditures in the second quarter of 2011 were $110.7 million.

Mexican projects:

The crushing, conveying and spreading system for the SXEW production project at Buenavista is moving forward.  Construction of the crusher building and earthwork for conveyor platforms is advancing as scheduled. Overland conveyor and spreader installation will begin in August.

Regarding the SXEW III plant at the Buenavista mine, detailed engineering and acquisition of major equipment continues as planned.  The Company has selected an Engineering Procurement Construction and Management (EPCM) contractor.  This SXEW facility will produce 88,000 tons of copper per year, with expected start up in 2Q13.

The 2,000 tons per year molybdenum circuit for the concentrator is in the equipment purchasing stage, under an EPCM contract.

The new concentrator with a milling capacity of 100,000 tons per day is in process, as scheduled.  An EPCM contract has been signed and flow sheets have been established.  The Company has received several supplier proposals for the main equipment, which are being evaluated.  As indicated before, the new concentrator will have an estimated capacity of 188,000 tons of copper and 2,600 tons of molybdenum per year.

Required infrastructure for these projects, including power, water, roads, shops, laboratories, townsites, etc., are contemplated in the master plan.

The Pilares mine site, close to the La Caridad mine, is being evaluated.  As of June 30, 2011, 16,545 meters of drilling have taken place, access roads were developed and metallurgical testing and preliminary mine planning has begun.

Peruvian projects:

Through June 30, 2011, we have spent $128.2 million on the Toquepala expansion, mainly on mine equipment.  The inclusion in the project of the use of high pressure grinding rolls (HPGR) and wet screening at the tertiary crushing stage is expected to reduce operating cost.  The scope of the project is currently under review as we are evaluating an increase in milling capacity of 60,000 tons per day from the 40,000 tons per day originally planned.  As a result of this review, the EIA is expected to be presented during the third quarter of 2011 with project completion scheduled in the second half of 2013.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Through June 30, 2011, we also have spent $45.7 million in Cuajone expansion projects.  The purchase of mine and auxiliary equipment to support the work to optimize the Cuajone mine plan is in process.  As part of the expansion plans, the project contemplates a variable cut-off grade methodology, which will begin increasing copper and molybdenum production in the second half of 2011.

With respect to the Tia Maria project, the Company plans to readdress the project with the new government and is confident that good investment conditions, stability, social inclusion and growth will prevail in Peru.

The Tantahuatay project is located in Cajamarca, in northern Peru.  In 2010, we began development of this project to exploit its gold “cap”.  The Tantahuatay project contains estimated resources of 27.1 million tons of mineralized material, with an average silver content of 13 grams per ton and 0.89 grams of gold per ton.  We expect to start dore gold production by the third quarter of 2011.  The project is expected to have an annual production of 90,000 ounces of gold and 425,000 ounces of silver for five years.  We have a 44.2% participation in this project. The remaining balance is owned by Compañía de Minas Buenaventura S.A.A. and others.

New SCC Corporate Address

Effective August 1, 2011 our headquarters office in the United States will be relocated at:

1440 E. Missouri Avenue, Suite C-175,

Phoenix, AZ 85014.

Phone: (602) 264-1375

Fax:    (602) 264-1397

Our addresses and phone numbers in Mexico and Peru have not changed.

Conference call

The Company’s second quarter earnings conference call will be held on Tuesday, August 2, 2011, beginning at 11:00 A.M. — EST (10:00 A.M. Lima and Mexico City time).

To participate:

Dial-in number:	866-371-3858 in the U.S
631-813-4732 outside the U.S.
Raul Jacob, Manager of Financial Planning and Investor Relations
Conference ID:	85153941 and “Southern Copper Second Quarter 2011 Results”

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

AVERAGE METAL PRICES:

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb)	($/lb)	($/lb)	($/lb)	($/oz)	($/oz)
1Q 2011	4.38	4.39	17.18	1.09	31.74	1,384.38
2Q 2011	4.15	4.16	16.50	1.02	38.42	1,504.30
6Mos average 2011	4.26	4.27	16.84	1.05	35.08	1,444.34

1Q 2010	3.28	3.28	15.78	1.04	16.91	1,108.90
2Q 2010	3.19	3.19	16.10	0.92	18.35	1,195.68
3Q 2010	3.29	3.30	14.86	0.91	18.98	1,226.58
4Q 2010	3.92	3.93	15.69	1.05	26.47	1,367.49
6Mos average 2010	3.23	3.24	15.94	0.98	17.63	1,152.29
Average 2010	3.42	3.43	15.60	0.98	20.18	1,224.66

Variance: 2Q11 vs. 2Q10	30.1%	30.4%	2.5%	10.9%	109.4%	25.8%
Variance 1H11 vs. 1H10	31.9%	31.8%	5.6%	7.1%	99.0%	25.3%

Source: Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide.

PRODUCTION AND SALES:

	Three Months Ended			Six Months Ended
	June 30			June 30,
	2011	2010	%	2011	2010	%
Copper (tons)
Mined	146,241	113,537	28.8%	270,435	222,781	21.4%
Smelted	138,779	120,889	14.8%	268,816	243,291	10.5%
Refined	140,129	110,273	27.1%	269,301	222,814	20.9%
Rod	29,794	18,312	62.7%	54,663	36,464	49.9%
Sales	151,053	116,003	30.2%	281,183	232,741	20.8%

Molybdenum (tons)
Mined	4,502	5,510	(18.3)%	8,775	10,264	(14.5)%
Sales	4,566	5,559	(17.9)%	8,848	10,319	(14.3)%

Zinc (tons)
Mined	21,366	25,426	(16.0)%	41,361	52,250	(20.8)%
Refined	24,179	24,629	(1.8)%	48,345	50,377	(4.0)%
Sales	23,762	24,311	(2.3)%	48,444	49,907	(2.9)%

Silver (000s ounces)
Mined	3,196	3,118	2.5%	6,110	6,287	(2.8)%
Refined	3,210	3,432	(6.5)%	6,116	6,977	(12.3)%
Sales	3,325	3,849	(13.6)%	6,430	7,309	(12.0)%

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010	VAR %	2011	2010	VAR %
	(in millions, except per share amount)

Net sales:	$1,801.5	$1,173.2	53.6%	$3,403.5	$2,392.6	42.3%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	696.0	531.5	31.0%	1,432.8	1,042.5	37.4%
Selling, general and administrative	25.8	21.9	17.8%	50.3	43.7	15.1%
Depreciation, amortization and depletion	72.9	69.3	5.2%	143.5	138.8	3.4%
Exploration	8.1	10.1	(19.8)%	15.4	18.5	(16.8)%
Total operating costs and expenses	802.8	632.8	26.9%	1,642.0	1,243.5	32.0%

Operating income	998.7	540.4	84.8%	1,761.5	1,149.1	53.3%

Interest expense, net of capitalized interest	(46.9)	(45.0)	4.2%	(93.5)	(68.8)	35.9%
Gain on sale of property	6.4	—	100.0%	6.4	—	100.0%
Other income (expense)	0.3	(6.5)	104.6%	(0.3)	(5.1)	94.1%
Interest income	3.5	1.3	169.2%	6.2	3.4	82.4%

Income before income tax	962.0	490.2	96.2%	1,680.3	1,078.6	55.8%

Income taxes	301.9	174.9	72.6%	540.0	378.1	42.8%

Income net of income tax	660.1	315.3	109.4%	1,140.3	700.5	62.8%

Less: Net income attributable to non-controlling interest	2.1	1.9	10.5%	3.9	3.9	—

Net Income attributable to SCC	$658.0	$313.4	110.0%	$1,136.4	$696.6	63.1%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.78	$0.37	110.2%	$1.34	$0.82	63.2%
Dividends paid	$0.56	$0.45	24.4%	$1.14	$0.88	29.5%

Weighted average shares outstanding (Basic and diluted)	848.9	850.0		849.5	850.0

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,	June 30,
	2011	2010	2010
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,453.8	$2,192.7	$2,144.6
Short-term investments	225.4	76.2	50.2
Accounts receivable	880.0	748.0	421.0
Inventories	609.4	540.9	488.0
Prepaid, deferred taxes and other assets	102.9	181.1	59.6
Total current assets	3,271.5	3,738.9	3,163.4

Property, net	4,130.1	4,095.0	4,011.3
Leachable material, net	60.0	29.7	45.0
Intangible assets, net	111.3	112.4	113.1
Deferred income tax	71.0	43.9	52.9
Other assets	150.2	108.1	63.8
Total assets	$7,794.1	$8,128.0	$7,449.5

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10.0	$10.0	$10.0
Accounts payable	342.1	558.7	222.8
Income taxes	121.0	266.2	108.8
Due to affiliates	5.6	4.7	3.2
Accrued workers’ participation	133.3	222.4	118.4
Interest	58.9	60.1	59.0
Other accrued liabilities	26.9	16.9	27.5
Total current liabilities	697.8	1,139.0	549.7

Long-term debt	2,740.4	2,750.4	2,755.1
Deferred income taxes	149.8	113.2	127.0
Other liabilities	124.6	155.9	114.4
Asset retirement obligation	60.8	59.1	59.2
Total non-current liabilities	3,075.6	3,078.6	3,055.7

EQUITY
Stockholders’ equity
Common stock	274.7	420.9	419.8
Accumulated comprehensive income	3,726.0	3,469.5	3,405.5
Total stockholders’ equity	4,000.7	3,890.4	3,825.3
Non controlling interest	20.0	20.0	18.8
Total Equity	4,020.7	3,910.4	3,844.1

Total liabilities and equity	$7,794.1	$8,128.0	$7,449.5

As of June 30, 2011 and December 31, 2010 there were 845.4 million and 850.0 million shares outstanding, respectively.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	3 months ended June 30,		6 months ended June 30,
	2011	2010	2011	2010
	(in millions)
OPERATING ACTIVITIES
Net earnings	$660.1	$315.3	$1,140.3	$700.5
Depreciation, amortization and depletion	72.9	69.3	143.5	138.8
Cash provided from (used for) operating assets and liabilities	(543.3)	164.3	(548.8)	4.2
Other, net	13.0	(21.1)	(17.2)	(8.5)
Net cash provided from operating activities	202.7	527.8	717.8	835.0

INVESTING ACTIVITIES
Capital expenditures	(110.7)	(92.9)	(183.6)	(168.3)
Purchase of short-term investment, net	(4.9)	(30.1)	(149.5)	(26.7)
Payment to development stage properties	(4.6)	—	(15.9)	—
Other, net	8.3	0.5	8.9	5.3
Net cash used for investing activities	(111.9)	(122.5)	(340.1)	(189.7)

FINANCING ACTIVITIES
Debt incurred (repaid) net	(5.0)	1,484.7	(10.3)	1,484.7
Dividends paid	(476.0)	(382.5)	(969.0)	(748.0)
SCC Common shares buyback	(148.0)	(0.4)	(148.0)	(0.4)
Capitalized debt issuance cost	—	(8.2)	—	(8.2)
Distributions to non-controlling interest	(1.4)	(1.8)	(3.6)	(3.0)
Other	0.6	0.3	(0.5)	0.4
Net cash provided from (used for) financing activities	(629.8)	1,092.1	(1,131.4)	725.5

Effect of exchange rate changes on cash	19.5	(4.7)	14.9	1.5

Increase (decrease) in cash and cash equivalents	$(519.5)	$1,492.7	$(738.8)	$1,372.3

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves of the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 80.4% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 19.6% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come